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Exhibit 99(e)

THE ALPINE GROUP, INC.

Non-Transferable Rights Offering to Purchase
up to 16,000 Shares of Series A Cumulative
Convertible Preferred Stock at $380.00 per share

THE RIGHTS OFFERING WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME,
ON                            , 2003, UNLESS EXTENDED.

                       , 2003

To Our Clients:

Enclosed for your consideration are a prospectus, dated                        , 2003 (the "Prospectus"), and "Instructions as to Use of Rights Certificates" in connection with a rights offering (the "Rights Offering") by The Alpine Group, Inc., a Delaware corporation (the "Company"), to the holders of record (collectively, the "Recordholders") of its common stock, par value $0.10 per share (the "Common Stock"). Recordholders at the close of business on                        , 2003 (the "Record Date") are receiving non-transferable rights (the "Rights") to subscribe for shares of the Company's series A cumulative convertible preferred stock, par value $1.00 per share (the "Series A Preferred Stock"). Each Recordholder is being issued one Right for each 500 shares of Common Stock owned on the Record Date. For every Right held, a Recordholder will be able to purchase one share of the Company's Series A Preferred Stock at the subscription price of $380.00 per share. Rights may be exercised at any time during the subscription period, which commences on                        , 2003 and ends at 5:00 p.m., New York City time, on                        , 2003, unless extended under certain circumstances (as it may be extended, the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company (the "Subscription Agent") after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the guaranteed delivery procedures described in the enclosed Instructions as to Use of Rights Certificates. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates"). The number of Rights issued to each Recordholder will be stated on the face of the Rights Certificate delivered to such Recordholder. A Rights holder will have no right to rescind a purchase after the Subscription Agent has received the holder's Rights Certificate or Notice of Guaranteed Delivery. The Company will not issue fractional Rights or fractional shares of Series A Preferred Stock upon exercise of Rights. Recordholders will not receive cash in lieu of fractional Rights or fractional shares.

The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the Recordholder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series A Preferred Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Stockholders will have no right to rescind their subscription after receipt of their payment for shares by the Subscription Agent. The Subscription Agent will not honor any exercise of Rights received by it after the Expiration Date.

If you wish to have us, on your behalf, exercise the Rights for any shares of Series A Preferred Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form attached to this letter.

Any inquiries you may have with respect to the Rights Offering or requests for additional copies of the above documents should be addressed to the Company at (201) 549-4400.

BENEFICIAL OWNER INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the "Rights Offering") by The Alpine Group, Inc., a Delaware corporation (the "Company"), to the holders of record (collectively, the "Recordholders") of its common stock, par value $0.10 per share (the "Common Stock"). Recordholders at the close of business on                        , 2003 (the "Record Date") are receiving non-transferable rights (the "Rights") to subscribe for shares of the Company's series A cumulative convertible preferred stock, par value $1.00 per share (the "Series A Preferred Stock").

This will instruct you whether to exercise Rights to purchase shares of the Company's Series A Preferred Stock distributed with respect to the shares of the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus, dated                        , 2003 and the related "Instructions as to Use of Rights Certificates."

(check Box 1 or Box 2)

Box 1	☐	Please DO NOT exercise Rights to subscribe for shares of Series A Preferred Stock; or
Box 2	☐	Please exercise Rights to subscribe for shares of Series A Preferred Stock as set forth below (check the appropriate box to indicate your method of payment):
	Number of Rights being Exercised		Subscription Price per share		Total Payment
		X	$380.00	=	$.00
☐	Payment is enclosed in the amount of $ .00 (must equal the amount set forth under "Total Payment" above).
☐	Please deduct payment from the following account maintained by you as follows:
Type of Account	Account Number
$ .00 Amount (must equal the amount set forth under "Total Payment" above)

Signature(s)
Please type or print name(s) below:
Date: , 2003

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THE ALPINE GROUP, INC. Non-Transferable Rights Offering to Purchase up to 16,000 Shares of Series A Cumulative Convertible Preferred Stock at $380.00 per share
BENEFICIAL OWNER INSTRUCTION FORM